Exhibit 4(a)(v)
SPECIFICATIONS PAGE

TYPE OF CONTRACT/CERTIFICATE:	[QUALIFIED]	MATURITY DATE	[8/1/2032]
CONTRACT/CERTIFICATE DATE:	[8/1/2009]	MAXIMUM MATURITY DATE	[8/1/2052]
PAYMENT:	[$250,000]	CONTRACT/CERTIFICATE NUMBER	[000111]
OWNER:	[DOROTHY HANCOCK]	ISSUE STATE:	[MA]
CO-OWNER:	[JAMES DOE]	OWNER’S AGE	[52]
ANNUITANT	[JOHN HANCOCK]	ANNUITANT’S AGE	[52]
CO-ANNUITANT	[NON APPLICABLE]

Initial Term	Declared Interest Rate	Initial Term
	(Applicable to the first Contract/Certificate Year)	Expiration Date
[3 Years]	[3.95%]	[8/1/2012]

GUARANTEED MARGIN (Applicable to the Initial Term)	[ ]

CPI-U Value on Contract/Certificate Date	[ ]

RATE CAP (Applicable to the Initial Term)	[8%]

FLOOR RATE (Applicable to the Initial Term)	[0%]

ANNUAL FEE	[$50]

PARTIAL WITHDRAWAL LIMITATIONS:

MINIMUM PARTIAL WITHDRAWAL AMOUNT	[$1000]
MINIMUM ACCOUNT VALUE AFTER PARTIAL WITHDRAWAL	[$5000]

PAYMENT LIMITATIONS:

MINIMUM PAYMENT	[$10,000]

MAXIMUM PAYMENT	[$1,000,000]
[THIS CONTRACT/CERTIFICATE IS INTENDED FOR ISSUES AS TO A TAX-QUALIFIED RETIREMENT PLAN UNDER THE INTERNAL REVENUE CODE FOR TAX-FAVORED STATUS. UNLESS OTHERWISE REQUIRED TO QUALIFY FOR SUCH STATUS, LANGUAGE IN THIS CONTRACT/CERTIFICATE REFERRING TO FEDERAL TAX STATUS OR RULES IS INFORMATIONAL AND INSTRUCTIONAL. SUCH LANGUAGE IS NOT SUBJECT TO APPROVAL OR DISAPPROVAL BY THE STATE IN WHICH THE CONTRACT/CERTIFICATE IS ISSUED FOR DELIVERY. PLEASE SEEK THE ADVICE OF YOUR OWN TAX ADVISOR REGARDING YOUR INDIVIDUAL TAX TREATMENT.]
SPEC-CPI10-1.2

S.1

MVA FORMULA
The Market Value Adjustment factor is determined by the following formula:
Where k, Missue, Mwithdrawal and n are defined as follows:
Missue = the Guaranteed Margin in effect for the current Term for this Contract/Certificate.
Mwithdrawal = the Guaranteed Margin (expressed as a decimal) offered on a Term equal to the number of months remaining in the current Term, as of the date the withdrawal or annuitization request is processed. For purposes of this calculation, months remaining will be rounded up to the next nearest whole month. If a Guaranteed Margin for this duration is not available for new purchases, we will declare a Guaranteed Margin solely for this purpose that is consistent with the Guaranteed Margin for durations that are currently available.
k = Adjustment Factor is [0.25%]. This Adjustment Factor effectively reduces the amount paid and functions as an additional withdrawal charge.
n = number of months from the date that any amounts withdrawn or converted to Annuity Payments are processed to the end of your current Term. In the case of partial months, n is rounded up to the next month.
The Market Value Adjustment is equal to A x (B-1) where A is the amount subject to adjustment, and B is the Market Value Adjustment factor above. The Market Value Adjustment may be positive or negative.
INDEXED CREDITING RATE FORMULA
The following formula represents that at the beginning of each Contract Anniversary within any selected Term, the Indexed Crediting Rate (Rt) for each year of the Term (t) would be the greater of the Indexed Crediting Rate as determined using the CPI-U plus the Guaranteed Margin (M), or the Floor Rate, and the lesser of the Indexed Credit Rate or the Rate Cap.
Where:
Rt = Indexed Crediting Rate at time t applicable for the following year.
CPIt = the CPI-U value from 3 months prior to the rate determination date.
CPIt-1 = the CPI-U value 1 year prior to CPIt.
M = the Guaranteed Margin which is set at the beginning of the Contract/Certificate and remains constant throughout the Term. M may be a negative value.
The Indexed Crediting Rate will never be less than a Floor Rate of [0%]nor greater than a Rate Cap of [10%].
SPEC-CPI10-1.2

S.2

TABLES OF WITHDRAWAL CHARGE PERCENTAGES:
[APPLICABLE TO ACCOUNT VALUE DURING THE INITIAL TERM:

	CONTRACT/CERTIFICATE YEAR AT TIME OF WITHDRAWAL
TERM	1	2	3	4	5	6	7	8	9	10
1 Year	0%
2 Year	0%	0%
3 Year	8%	7%	6%
4 Year	8%	7%	6%	6%
5 Year	8%	7%	6%	6%	5%
6 Year	8%	7%	6%	6%	5%	5%
7 Year	8%	7%	6%	6%	5%	5%	4%
8 Year	8%	7%	6%	6%	5%	5%	4%	3%
9 Year	8%	7%	6%	6%	5%	5%	4%	3%	2%
10 Year	8%	7%	6%	6%	5%	5%	4%	3%	2%	1%
 ]
APPLICABLE TO ACCOUNT VALUE DURING ANY SUBSEQUENT TERM:
[

	NUMBER OF COMPLETE CONTRACT/CERTIFICATE YEARS SINCE THE COMMENCEMENT OF ANY SUBSEQUENT TERM AT THE TIME OF WITHDRAWAL

TERM	0	1	2	3	4	5	6	7	8	9
1 Year	0%
2 Year	0%	0%
3 Year	6%	5%	4%
4 Year	6%	5%	4%	4%
5 Year	6%	5%	4%	4%	3%
6 Year	6%	5%	4%	4%	3%	3%
7 Year	6%	5%	4%	4%	3%	3%	2%
8 Year	6%	5%	4%	4%	3%	3%	2%	1%
9 Year	6%	5%	4%	4%	3%	3%	2%	1%	0%
10 Year	6%	5%	4%	4%	3%	3%	2%	1%	0%	0%
 ]
SPEC-CPI10-1.2

S.3

BENEFICIARY INFORMATION
Beneficiary(ies) is as designated by you as of the Contract/Certificate Date, unless otherwise changed per the provisions of the Contract/Certificate.

Beneficiary(s)	[John Doe]

Contingent Beneficiary(s)	[Jane Doe.]
SPEC-CPI10-1.2

S.4